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  EXHIBIT 11.1


                                        INFONAUTICS, INC.
                                Computation of Earnings Per Share

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                                THREE MONTHS ENDED                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                      SEPTEMBER 30,
                              1996              1995               1996              1995
                            ---------------------------        ---------------------------
Net loss applicable to
   common shares             ($3,421,560)   ($2,060,028)      ($9,038,980)      ($4,481,506)
                              -----------   -----------       -----------        ----------
                              -----------   -----------       -----------        ----------

Weighted average number
   of shares outstanding
   during the period           9,486,834     3,963,466          7,705,592        3,963,466

Incremental shares
   calculated per
   SAB Topic 4:D                       -     2,098,823            932,810        2,098,823
                             -----------   -----------         ----------       ----------

Total weighted average
   number of common and
   equivalent shares
   outstanding                 9,486,834     6,062,289          8,638,402        6,062,289
                             -----------    ----------        -----------        ---------
                             -----------    ----------        -----------        ---------

Net loss per common
   equivalent share               ($0.36)       ($0.34)            ($1.05)          ($0.74)
                             -----------   -----------        -----------       ----------
                             -----------   -----------        -----------       ----------


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